UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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FORUM ENERGY TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

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Supplemental Information Regarding Item No. 2
Advisory Vote To Approve the Compensation of Our Named Executive Officers

May 7, 2013
Fellow Shareholders,
The proxy advisory firm, ISS, supports our recommendations on all issues except “say on pay”. Glass Lewis, also a proxy advisory firm, recommends a “YES” vote on all issues, including “say on pay”. The ISS recommendation was based on the amendment of the employment agreements of certain Named Executive Officers (NEOs) to include excise tax gross-up provisions in the event of a change-in-control. We believe that it is important that you know that these amendments terminate on December 31, 2014, and that you understand the reason that we amended the agreements. At the time the amendments were granted, it was our understanding that ISS would not oppose them. We also ask that you take note of ISS's “low concern” regarding our executive compensation practices and of our leading position in total shareholder return among our peers. Glass Lewis specifically references the tax gross-up provisions, but supports the “say on pay” vote in view of our sunset feature.
1.    The Amendments Sunset After a Brief Period
All compensation above a baseline established over the prior five years that is accelerated by virtue of a change in control is subject to a punitive excise tax that is over and above normal tax rates. The imposition of the excise tax could substantially reduce the value of the executives' accelerated compensation. A method for executives to minimize or avoid the excise tax is to increase their compensation baseline by selling a portion of the equity they hold in the Company. The board felt that it was in the best interest of the Company and its shareholders to remove this incentive by providing an excise tax gross up provision. This protection was provided for a short period in the amendments, only until the end of 2014, to provide the executives with time to manage the potential tax liability.
2.    Aligning Our Executive's Interests with Those of Our Shareholders
In the event of a potential change-in-control event, we want our shareholders to have total confidence that the interest of our executives is completely aligned with those of our shareholders. We believe that exposure to excessive levels of excise tax could be seen to bias the executives' views regarding a change in control. Eliminating the impact of the excise tax for a very limited period of time through the excise tax gross up provision was considered to be a prudent and reasonable measure to achieve alignment with our shareholders' interests.
3.    Change in ISS's Philosophy
At the time that the amendments were granted, ISS did not oppose provisions of this nature that were adopted prior to an initial public offering and terminated after a short period of time. Subsequent to our grant of these amendments, ISS's position changed to oppose gross-ups of any type or duration.
4.    The Company's Compensation Practices
As indicated in the ISS report, Forum Energy Technologies' total shareholder return exceeds that of its peer companies and a substantial portion of our NEO's compensation is tied to performance. While we feel that the decision to provide this interim protection to preserve the integrity of the grants was and is merited during FET's initial pre-IPO formation, we do not contemplate providing this type of protection in any other agreements.

Our Company is committed to abiding by exemplary compensation practices and to providing superior returns for our shareholders. Under the circumstances set forth above, we believe that we have earned a positive vote on “say on pay”, and we urge you to vote “FOR” Item No. 2.